As filed with the Commission on January 15, 1997      Registration No. 33-


              SECURITIES AND EXCHANGE COMMISSION

                    WASHINGTON, D.C. 20549


                           FORM S-8

                    REGISTRATION STATEMENT

                            UNDER

                  THE SECURITIES ACT OF 1933



                      LYNCH CORPORATION
    (Exact name of Registrant as specified in its charter)

             Indiana                                      38-1799862

(State of other jurisdiction of                   (I.R.S.  Employee
incorporation of organization)                    Identification No.)

                     8 Sound Shore Drive
                    Greenwich, Connecticut 06830
 (Address of Principal Executive Offices, including zip code)

           LYNCH CORPORATION 1994 STOCK OPTION PLAN
                   (Full title of the Plan)

                      Robert A. Hurwich
                          Secretary
                      Lynch Corporation
                     8 Sound Shore Drive
                 Greenwich, Connecticut 06830
                        (203) 629-3333
             (Name, address and telephone number
          including area code, of agent for service)

               CALCULATION OF REGISTRATION FEE

                                              Proposed
                              Proposed        Maximum
Title of                      maximum         aggregate        Amount of
Securities to  Amount to be   offering price  offering price   registration
be registered  registered (1) per unit(2)       (2)            fee

Common         24,516 shares  $23.125(2)     $566,933(2)         $172(2)
stock, no par
value per
share

     (1) Registered to cover shares of Common Stock underlying stock options.

     (2) Calculated pursuant to Rules 457 (h) solely for the purpose of computing the registration fees, upon the basis of the price at which options under the stock option plan may be exercised, which is $23.125 per share.

     In accordance with the provisions of Rule 462 promulgated under the Securities Act of 1933, this Registration Statement will become effective upon filing with the Securities and Exchange Commission.

                           PART II

      INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following documents filed with the Securities and Exchange Commission by Registrant are incorporated herein by reference:

        (1) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1995, including Amendments No. 1-4 thereto;

        (2) Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31 (including Form 10-Q/A dated May 15, 1996), June 30 and September 30, 1996;

        (3) the Corporation's Current Reports on Form 8-K dated March
20, March 26, November 12, December 9, 1996, and January 14, 1997, Form 8-K/A(2) dated January 4, 1996, Form 8-K/A(3) dated February 2, 1996, Form 8-K/A(4) dated March 1, 1996, Form 8-K/A(5) dated March 14, 1996, Form 8-K/A(6) dated April 19, 1996, Form 8-K/A(7) dated May 14, 1996, Form 8-K/A(8)
dated June 4, 1996, and Form 8-K/A-1 dated April 4, 1996;

        (4) any and all other reports filed by Registrant pursuant to
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since December 31, 1995, and

        (5) the description of the Registrant's Common Stock contained in the Registrant's registration statement under the Securities Exchange Act of 1934 with respect to such Common Stock filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. Registrant will provide without charge to each person to whom this Prospectus is delivered, upon written request of such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be delivered to the Secretary of the Registrant at its principal offices, 8 Sound Shore Drive, Greenwich, Connecticut 06830, (203) 629-3333.

Item 4.     Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable

Item 6. Indemnification of Directors and Officers.

        Article VI, Section 6.2 of Registrant's Restated Articles of Incorporation provides that to the extent not inconsistent with applicable law, every director and officer shall be indemnified by Registrant against all liability and reasonable expense that may be incurred by such director or officer in connection with or resulting from any claim, (i) if such director or officer is wholly successful with respect to the claim, or
(ii) if not wholly successful, then if such director or officer is determined to have acted in good faith, in what the director or officer reasonably believed to be the best interests of Registrant or at least not opposed to its best interest and, in addition, with respect to any criminal claim is determined to have had reasonable cause to believe that his conduct was lawful or had no reasonable cause to believe that his conduct was unlawful. The termination of any claim, by judgment, order, settlement (whether with or without court approval), or conviction or upon a plea of guilty or of nolo contendere, or its equivalent, shall not create a presumption that a director or officer did not meet the standards of conduct set forth in clause (ii) hereof. For a more detailed description, reference is made to Article VI, Section 6.2 of the Registrant's Restated Articles of Incorporation filed as Exhibit 3 hereto which contains certain indemnification provisions pursuant to authority contained in the Indiana Business Corporation Law.

        Registrant's directors and officers are also covered under Registrant's directors and officers insurance policy up to a maximum of $5 million.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers of the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        The list of Exhibits is incorporated herein by reference to the Index to Exhibits at page 6.

        The securities being issued hereunder are not being issued under a plan that is subject to the requirements of ERISA.

Item 9. Undertakings.

        Rule 415 Offering. The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        Filings Incorporating Subsequent Exchange Act Documents by Reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        Request for Acceleration of Effective Date or Filing a Registration Statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                          SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the Town of Greenwich, State of Connecticut on this 15th day of January, 1997.



                                     Lynch Corporation
                                     (Registrant)



                                     By:  /s/ ROBERT E. DOLAN
                                              ROBERT E. DOLAN
                                              Chief Financial Officer and
                                              Controller (Principal
                                              Financial and Accounting
                                              Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                    Capacity             Date

                          Chairman of the Board of
 * MARIO J. GABELLI         Directors and Chief
   MARIO J. GABELLI         Executive Officer      January 15, 1997
                          (Principal Executive Officer)

 * MORRIS BERKOWITZ       Director                 January 15, 1997
   MORRIS BERKOWITZ

 * E. VAL CERUTTI         Director                 January 15, 1997
   E. VAL CERUTTI

 * PAUL J. EVANSON        Director                 January 15, 1997
   PAUL J. EVANSON

 * SALVATORE MUOIO        Director                 January 15, 1997
   SALVATORE MUOIO

 * RALPH R. PAPITTO       Director                 January 15, 1997
   RALPH R. PAPITTO

 * PAUL P. WOOLARD        Director                 January 15, 1997
   PAUL P. WOOLARD

 s/ROBERT E. DOLAN        Chief Financial Officer  January 15, 1997
   ROBERT E. DOLAN        (Principal Financial
                          and Accounting Officer)

*s/ROBERT A. HURWICH
   ROBERT A. HURWICH
   Attorney-in-fact

                        EXHIBIT INDEX


Exhibit No.                 Description

         3.      Restated Articles of Incorporation of
                 Registrant (incorporated by reference
                 to Exhibit 3(a) of the Registrant's Annual
                 Report on Form 10-K for the year ended
                 December 31, 1987).

         5.      Opinion of Robert A. Hurwich

        23.      Consents of Experts

                 a.  Ernst & Young LLP
                 b.  Arthur Andersen LLP
                 c.  Deloitte & Touche LLP
                 d.  McGladrey & Pullen, LLP (2)
                 e.  Robert A. Hurwich (contained in Exhibit 5)

        24.      Powers of Attorney